UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
June 30, 2021
YEXT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38056	20-8059722
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
61 Ninth Avenue
New York, NY 10011
(Address of principal executive offices, including zip code)
(212) 994-3900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	YEXT	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                     Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 30, 2021, the board of directors (the “Board”) of Yext, Inc. (the “Company”) approved an increase in the number of authorized directors from nine to ten and elected Shane Battier as a Class I member of the Board to fill the vacancy. Mr. Battier’s term will expire at the 2024 annual meeting of stockholders.
Shane Battier, age 42, is an accomplished businessman, philanthropist, and professional athlete with deep ties to his community. From April 2016 through June 2021, he served as the Miami Heat’s VP, Analytics and Basketball Development, leading a group deriving data-based solutions to guide the organization's strategic initiatives. In this capacity, he has been able to leverage his distinguished collegiate and NBA career to help the Heat succeed in the increasingly analytical world of professional sports. Mr. Battier has served on the board of directors of a publicly traded corporation, BOA Acquisition Corp. since December 2020. Mr. Battier is also the founder of the Battier Take Charge Initiative, which is dedicated to providing educational and developmental resources for underserved youth communities. He serves as a Senior Fellow for the Fuqua Center on Leadership and Ethics at Duke University’s Fuqua School of Business and is a member of the National Advisory Board for the Positive Coaching Alliance. Mr. Battier received his undergraduate degree from Duke University where he was an Academic All-American and NCAA Basketball Champion.
Mr. Battier is eligible to receive compensation as outlined in the Company’s outside director compensation policy described in the Company’s proxy statement dated April 22, 2021. Pursuant to this policy, the Company’s outside directors are eligible to receive an annual cash retainer based on their general service on the Board and additional cash retainers for participation or serving as chairperson of certain committees of the Board. Under the policy, a non-employee director can elect to receive such cash compensation in the form of equity awards. The Company’s outside directors are also eligible to receive equity awards under the Company’s 2016 Equity Incentive Plan (the “Plan”).

In connection with his election to the Board, Mr. Battier has been awarded an initial grant of restricted stock units having a value, as defined under the policy, of $300,000 at the time of grant under the Plan, or 21,754 restricted stock units. This award will vest in approximately equal installments annually over a three-year period, subject to continued service through each vesting date. The Company’s outside directors are also entitled to an annual grant of restricted stock or restricted stock units having a value, as defined under the policy, of $150,000 at the time of grant, provided the non-employee director has served on the Company’s Board of Directors for at least the preceding six months. This annual award will vest as to 100% of the shares on the one-year anniversary of the date of grant or upon a change of control. The Board has discretion to accelerate or modify such vesting schedule. Finally, the Company reimburses its non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors.

In connection with his election, Mr. Battier entered into the Company’s standard indemnification agreement for directors and officers.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YEXT, INC.

By:	/s/ Ho Shin
Ho Shin EVP & General Counsel

Date: June 30, 2021